EXHIBIT 99.1

FOR IMMEDIATE RELEASE August 22, 2006	CONTACT: Frederick N. Cooper (215) 938-8312 fcooper@tollbrothersinc.com Joseph R. Sicree (215) 938-8045 jsicree@tollbrothersinc.com

TOLL BROTHERS REPORTS 3RD QTR FY 2006 EARNINGS RESULTS

Horsham, PA, August 22, 2006 — Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today reported FY 2006 third-quarter and nine-month results for earnings, revenues, backlog and contracts for the period ended July 31, 2006.

FY 2006’s third-quarter net income was $174.6 million, or $1.07 per share diluted, compared to FY 2005’s third-quarter record of $215.5 million, or $1.27 per share diluted. In FY 2006, third-quarter net income included pre-tax write-downs of $23.9 million, or $0.09 per share after tax: $21.1 million of the write-downs were related to lots under option while $2.8 million was related to an existing community in metro Detroit. In FY 2005, third-quarter pre-tax write-downs totaled $1.2 million. FY 2006 third-quarter earnings per share declined 16%, including write-downs, versus FY 2005; excluding write-downs, earnings per share declined 9%.

Nine-month net income was a record $513.4 million, or $3.10 per share diluted, compared to FY 2005’s previous nine-month record of $495.9 million, or $2.94 per share diluted. Nine-month net income included pre-tax write-downs of $37.0 million, or $0.14 per share after tax. In FY 2005, nine-month pre-tax write-downs were $3.7 million, or $0.01 per share after tax. FY 2006 nine-month earnings per share rose 5%, including write-downs, versus FY 2005; excluding write-downs, earnings per share increased 10%.

FY 2006’s third-quarter total revenues were $1.53 billion compared to the third-quarter record of $1.55 billion in FY 2005; third-quarter-end backlog was $5.59 billion compared to the third-quarter record of $6.43 billion in FY 2005; and signed contracts were $1.05 billion compared to the third-quarter record of $1.92 billion in FY 2005.

For the nine-month period, record total revenues were $4.31 billion compared to the previous nine-month record of $3.77 billion in FY 2005, and signed contracts were $3.75 billion compared to the nine-month record of $5.56 billion in FY 2005.

In FY 2006’s fourth quarter, the Company expects to deliver between 2,500 and 2,800 homes at an average price of $695,000 to $705,000 per home, which translates into deliveries of between 8,600 and 8,900 homes at an average price of $685,000 to $690,000 for the full fiscal year ending October 31, 2006. Based on those revenues, the Company expects to produce fourth-quarter net income of between $218 million and $250 million, or $1.33 to $1.53 per share. The Company projects net income for FY 2006 of between $727 million and $763 million, or $4.41 to $4.63 per share, which would yield a return on FY 2006 beginning shareholders’ equity of 26% to 28%.

*more*

Based on its third quarter backlog and the state of current demand, the Company projects delivering between 7,000 and 8,000 homes in FY 2007 at an average price of $635,000 to $645,000. The decline in average delivered home price in FY 2007 compared to FY 2006 is primarily due to an expected increase in the proportion of deliveries of lower priced homes, primarily in multi-family, active-adult and smaller-sized single-family communities. This does not represent a shift away from Toll Brothers’ focus on luxury housing; rather, it is simply a function of when communities gain their final approvals and are open for sale. The Company also projects revenues of between $450 and $550 million in FY 2007 from buildings accounted for under the percentage of completion method.

In FY 2007’s first quarter, the Company projects delivering between 1,500 and 1,800 homes at an average price of $640,000 to $650,000 with revenues of $75 million to $100 million from buildings accounted for under the percentage of completion method.

The Company notes the difficulty of giving guidance in this rapidly changing housing environment and expects to update its guidance in early November 2006 when it announces preliminary fourth quarter and FY 2006 results for revenues, contracts and backlog.

Robert I. Toll, chairman and chief executive officer, stated: “The continuing malaise in the housing market, we believe, is the result of an oversupply of inventory and a decline in confidence: The speculative buyers of 2004 and 2005 are now sellers; builders that built speculative homes are trying to move them by offering large incentives and discounts; and some anxious buyers are canceling contracts for homes already being built. This overhang in supply and the aggressive discounting of many builders is undermining consumer confidence and keeping buyers on the sidelines as they continue to worry about the direction of home prices.

“With mortgage interest rates still relatively low, the economy basically sound and household formations still increasing, we continue to believe that once the current oversupply of homes is absorbed and buyers become confident that home prices have stabilized, the market will return to firm footing.

“In the current environment, we have reduced our land position. In total, we now own or control approximately 82,900 lots, compared to approximately 91,200 at second-quarter-end. We continue to reevaluate the lots in our approval pipeline and to renegotiate or drop those options that we believe are no longer attractive.

“After thirteen consecutive years of record earnings, we believe we are well-prepared to weather this downturn. Our Company is run by seasoned leadership: Our senior management team averages over twenty years with the Company and has been through challenging markets before. And we have a brand name that is known nationwide. With a projected increase in housing demand during the next ten years, according to Harvard University’s Joint Center for Housing Studies, and the continued growth in affluent households, we look forward to growth and prosperity in the future.”

*more*

Toll Brothers’ financial highlights for the three-month and nine-month periods ended July 31, 2006 (unaudited):

•

FY 2006’s third-quarter net income of $174.6 million declined 19% versus FY 2005’s third-quarter record net income of $215.5 million. FY 2006’s third-quarter earnings of $1.07 per share diluted declined 16% versus FY 2005’s record third-quarter earnings of $1.27 per share diluted. FY 2006 three-month net income included pre-tax write-downs of $23.9 million, or $0.09 per share after tax, compared to $1.2 million of pre-tax write-downs in the same period in FY 2005: $21.1 million of FY 2006’s third-quarter write-downs were related to lots under option, predominantly in California and Florida, while $2.8 million of the write-downs were attributable to an existing community in metro Detroit.

•

FY 2006’s record nine-month net income of $513.4 million grew 4% versus FY 2005’s nine-month net income of $495.9 million, the previous record. FY 2006’s nine-month earnings of $3.10 per share diluted grew 5% versus FY 2005’s nine-month earnings of $2.94 per share diluted, the previous nine-month record. FY 2006’s nine-month net income included pre-tax write-downs of $37.0 million, $0.14 per share after tax, compared to pre-tax write-downs of $3.7 million, or $0.01 per share after tax, in the same period in FY 2005.

•

The Company’s FY 2006 third-quarter contracts of $1.05 billion declined by 45% over FY 2005’s third-quarter record contracts of $1.92 billion. In addition, in FY 2006’s third quarter, unconsolidated entities in which the Company had an interest signed contracts of $19.2 million.

•

FY 2006’s nine-month contracts of $3.75 billion declined by 33% over FY 2005’s nine-month total of $5.56 billion, the nine-month record. In addition, in FY 2006’s nine-month period, unconsolidated entities in which the Company had an interest signed contracts of $51.9 million.

•

In FY 2006, third-quarter-end backlog of $5.59 billion declined 13% over FY 2005’s third-quarter-end backlog of $6.43 billion, the third-quarter record. In addition, at July 31, 2006, unconsolidated entities in which the Company had an interest had a backlog of $12.6 million.

•

FY 2006’s third-quarter total revenues of $1.53 billion decreased 1% over FY 2005’s third-quarter revenues of $1.55 billion, the third-quarter record. FY 2006’s third-quarter home building revenues of $1.53 billion decreased just under 1% over FY 2005’s third-quarter home building revenues of $1.54 billion, the third-quarter record. Revenues from land sales totaled $1.1 million for FY 2006’s third quarter, compared to $10.6 million in FY 2005’s third quarter.

•

FY 2006’s nine-month total revenues of $4.31 billion increased 14% over FY 2005’s nine-month revenues of $3.77 billion, the previous nine-month record. FY 2006’s nine-month home building revenues of $4.31 billion increased 15% over FY 2005’s nine-month home building revenues of $3.75 billion, the previous nine-month record. FY 2006’s revenues from land sales for the nine-month period totaled $7.9 million, compared to $21.6 million in the same period in FY 2005.

*more*

•

In addition, in the Company’s fiscal 2006 third-quarter and nine-month periods, unconsolidated entities in which the Company had an interest, had revenues of $14.2 million and $95.3 million, respectively, compared to $25.7 million and $90.5 million, respectively, in the same periods of FY 2005. The Company’s share of the profits from the delivery of these homes is included in ‘Equity Earnings in Unconsolidated Entities’ on the Company’s Income Statement.

•

During the third quarter of FY 2006, the Company bought back approximately 1.68 million shares of its stock at an average price of approximately $28.43. For the first nine months of FY 2006, the Company bought back approximately 3.62 million shares of its stock at an average price of approximately $30.25. This compares to purchases of approximately 9,000 and 830,000 shares in the third quarter and first nine months of FY 2005, respectively.

•

The Company revised its earnings guidance for FY 2006 to between $4.41 and $4.63 per share, compared to its previous guidance of between $4.69 and $5.16 per share. The revision was due in part to its reduction in expected deliveries, announced on August 9, 2006, as well as to the Company’s third quarter pre-tax write-down of $23.9 million (or approximately $0.09 per share after tax). The Company revised its guidance for fourth quarter 2006 to between $1.33 and $1.53 per share compared to its previous guidance of between $1.65 and $1.93 per share.

•

In FY 2007, based on its FY 2006 third quarter backlog and the state of current demand, the Company projects to deliver between 7,000 and 8,000 homes at an average price of between $635,000 and $645,000. The Company also projects revenues of between $450 and $550 million in FY 2007 from buildings accounted for under the percentage of completion method. In FY 2007’s first quarter, the Company projects delivering between 1,500 and 1,800 homes at an average price of between $640,000 and $650,000 and an additional $75 million to $100 million of revenues from buildings accounted for under the percentage of completion method.

•

Prior to its 2:00 p.m. (EDT) conference call today, August 22, 2006, to discuss its third quarter results, the Company intends to file a Form 8-K with the Securities and Exchange Commission containing detailed guidance for expected results of operations for the remainder of FY 2006 and preliminary guidance for FY 2007, which will be discussed on the call.

Toll Brothers, Inc. is the nation’s leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol “TOL”. The Company serves move-up, empty-nester, active-adult and second-home home buyers and operates in 21 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, Rhode Island, South Carolina, Texas, Virginia and West Virginia.

*more*

Toll Brothers builds luxury single-family detached and attached home communities, master planned luxury residential resort-style golf communities and urban low-, mid- and high-rise communities, principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security, landscape, cable T.V. and broadband Internet delivery subsidiaries. The Company also operates its own lumber distribution, and house component assembly and manufacturing operations.

Toll Brothers, a FORTUNE 500 Company and #102 on the Forbes Platinum 400 based on five-year annualized total return performance, is the only publicly traded national home building company to have won all three of the industry’s highest honors: America’s Best Builder from the National Association of Home Builders, the National Housing Quality Award, and Builder of the Year. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company now sponsors the Toll Brothers - Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit tollbrothers.com.

Certain information included herein and in other Company reports, SEC filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning anticipated operating results, financial resources, changes in revenues, changes in profitability, interest expense, growth and expansion, anticipated income to be realized from our investments in unconsolidated entities, the ability to acquire land, the ability to secure governmental approvals and the ability to open new communities, the ability to sell homes and properties, the ability to deliver homes from backlog, the average delivered price of homes, the ability to secure materials and subcontractors, the ability to maintain the liquidity and capital necessary to expand and take advantage of future opportunities, and stock market valuations. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include local, regional and national economic conditions, the demand for homes, domestic and international political events, uncertainties created by terrorist attacks, the effects of governmental regulation, the competitive environment in which the Company operates, fluctuations in interest rates, changes in home prices, the availability and cost of land for future growth, the availability of capital, uncertainties and fluctuations in capital and securities markets, changes in tax laws and their interpretation, legal proceedings, the availability of adequate insurance at reasonable cost, the ability of customers to finance the purchase of homes, the availability and cost of labor and materials, and weather conditions.

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TOLL BROTHERS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	July 31, 2006	October 31, 2005

	(Unaudited)
ASSETS
Cash and cash equivalents	$322,550	$689,219
Inventory	6,226,783	5,068,624
Property, construction and office equipment, net	96,588	79,524
Receivables, prepaid expenses and other assets	158,101	185,620
Contracts receivable	138,687
Mortgage loans receivable	92,765	99,858
Customer deposits held in escrow	56,698	68,601
Investments in and advances to unconsolidated entities	240,208	152,394

	$7,332,380	$6,343,840

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Loans payable	$716,036	$250,552
Senior notes	1,140,882	1,140,028
Senior subordinated notes	350,000	350,000
Mortgage company warehouse loan	83,602	89,674
Customer deposits	430,892	415,602
Accounts payable	290,817	256,557
Accrued expenses	783,937	791,769
Income taxes payable	297,107	282,147

Total liabilities	4,093,273	3,576,329

Minority interest	7,103	3,940
Stockholders’ equity:
Common stock	1,563	1,563
Additional paid-in capital	223,594	242,546
Retained earnings	3,089,480	2,576,061
Treasury stock	(82,633)	(56,599)

Total stockholders’ equity	3,232,004	2,763,571

	$7,332,380	$6,343,840

*more*

TOLL BROTHERS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share data)

(Unaudited)

	Nine months ended July 31,		Three months ended July 31,

	2006	2005	2006	2005

Revenues:
Traditional home sales	$4,168,092	$3,751,594	$1,488,905	$1,536,499
Percentage of completion	138,687		41,163
Land sales	7,923	21,608	1,145	10,583

	4,314,702	3,773,202	1,531,213	1,547,082

Costs of revenues:
Traditional home sales	2,912,750	2,539,885	1,052,116	1,023,743
Percentage of completion	110,519		31,995
Land sales	6,842	15,707	903	9,612
Interest	88,445	85,532	29,816	35,594

	3,118,556	2,641,124	1,114,830	1,068,949

Selling, general and administrative	429,341	349,706	148,117	126,283

Income from operations	766,805	782,372	268,266	351,850
Other:
Equity earnings from unconsolidated entities	36,662	9,539	7,269	4,231
Interest and other	31,992	26,575	9,699	10,583
Expenses related to early retirement of debt		(4,056)		(4,056)

Income before income taxes	835,459	814,430	285,234	362,608
Income taxes	322,040	318,572	110,602	147,076

Net income	$513,419	$495,858	$174,632	$215,532

Earnings per share:
Basic	$3.32	$3.22	$1.14	$1.39

Diluted	$3.10	$2.94	$1.07	$1.27

Weighted average number of shares:
Basic	154,520	153,851	153,723	155,274
Diluted	165,423	168,426	163,514	169,843
Additional information:
Interest incurred	$100,879	$87,069	$34,224	$28,921

Depreciation and amortization	$23,643	$17,206	$8,317	$6,327

Interest expense by source of revenue:
Traditional home sales	83,769	$83,542	$28,423	$34,030
Percentage of completion	3,683		1,138
Land sales	993	1,990	255	1,564

	$88,445	$85,532	$29,816	$35,594

*more*

	Three Months Ended July 31,

	UNITS		$ (MILL)

HOME BUILDING REVENUES	2006	2005	2006	2005

Northeast (CT, MA, NJ, NY, RI)	411	310	276.8	184.0
Mid-Atlantic (DE, MD, PA, VA)	678	886	447.4	554.4
Midwest (IL, MI)	105	178	74.6	110.7
Southeast (FL, NC, SC)	371	236	212.7	139.0
Southwest (AZ, CO, NV, TX)	459	361	308.0	239.2
West (CA)	133	339	169.4	309.2

Total traditional	2,157	2,310	1,488.9	1,536.5
Percentage of completion*	—	—	41.2	—

Total consolidated	2,157	2,310	1,530.1	1,536.5
Unconsolidated entities	23	57	14.2	25.7

	2,180	2,367	1,544.3	1,562.2

CONTRACTS

Northeast (CT, MA, NJ, NY, RI)	222	431	146.4	280.0
Mid-Atlantic (DE, MD, PA, VA, WVA)	476	758	309.5	522.9
Midwest (IL, MI, MN)	130	149	90.4	108.4
Southeast (FL, NC, SC)	176	593	120.8	330.9
Southwest (AZ, CO, NV, TX)	238	544	197.4	391.7
West (CA)	158	230	149.5	238.2

Total traditional	1,400	2,705	1,014.0	1,872.1
Percentage of completion*	43	41	36.3	44.1

Total consolidated	1,443	2,746	1,050.3	1,916.2
Unconsolidated entities	30	111	19.2	63.4

	1,473	2,857	1,069.5	1,979.6

	At July 31,

	UNITS		$ (MILL)

BACKLOG	2006	2005	2006	2005

Northeast (CT, MA, NJ, NY, RI)	1,013	1,420	697.2	922.0
Mid-Atlantic (DE, MD, PA, VA, WVA)	1,951	2,639	1,306.5	1,750.8
Midwest (IL, MI, MN)	482	505	329.4	358.3
Southeast (FL, NC, SC)	1,597	2,009	920.7	1,052.1
Southwest (AZ, CO, NV, TX)	1,651	1,926	1,246.1	1,315.1
West (CA)	668	831	677.1	893.0

Total traditional	7,362	9,330	5,177.0	6,291.3

Percentage of completion*
Undelivered	663	160	552.3	142.5
Less, revenue recognized	—	—	(138.7)	—

Net percentage of completion	663	160	413.6	142.5

Total consolidated	8,025	9,490	5,590.6	6,433.8
Unconsolidated entities	19	237	12.6	149.4

	8,044	9,727	5,603.2	6,583.2

*more*

	Nine Months Ended July 31,

	UNITS		$ (MILL)

HOME BUILDING REVENUES	2006	2005	2006	2005

Northeast (CT, MA, NJ, NY, RI)	1,070	793	698.1	447.6
Mid-Atlantic (DE, MD, PA, VA)	1,954	2,308	1,295.5	1,400.0
Midwest (IL, MI, MN)	329	414	232.6	256.8
Southeast (FL, NC, SC)	1,160	588	634.3	328.7
Southwest (AZ, CO, NV, TX)	1,177	914	821.8	584.0
West (CA)	409	795	485.8	734.5

Total traditional	6,099	5,812	4,168.1	3,751.6
Percentage of completion*	—	—	138.7	—

Total consolidated	6,099	5,812	4,306.8	3,751.6
Unconsolidated entities	167	207	95.3	90.5

	6,266	6,019	4,402.1	3,842.1

CONTRACTS

Northeast (CT, MA, NJ, NY, RI)	731	1,185	493.4	770.0
Mid-Atlantic (DE, MD, PA, VA, WVA)	1,575	2,702	1,035.6	1,778.5
Midwest (IL, MI, MN, OH)	368	473	243.0	330.8
Southeast (FL, NC, SC)	737	1,434	477.9	794.0
Southwest (AZ, CO, NV, TX)	979	1,489	758.8	1,049.5
West (CA)	481	713	492.7	762.9

Total traditional	4,871	7,996	3,501.4	5,485.7
Percentage of completion*	283	104	253.0	78.2

Total consolidated	5,154	8,100	3,754.4	5,563.9
Unconsolidated entities	83	270	51.9	164.1

	5,237	8,370	3,806.3	5,728.0

*Mid- and High-Rise projects that are accounted for under the percentage of completion accounting method. See details below.

*more*

PERCENTAGE OF COMPLETION

	Three Months ended July 31,

	UNITS		$ (MILL)

HOME BUILDING REVENUES	2006	2005	2006	2005

Northeast			25.9
Southeast			15.3
Southwest			—

Total			41.2

CONTRACTS

Northeast	34	28	32.2	15.0
Mid-Atlantic	4	—	1.4	—
Midwest	4	—	1.2	—
Southeast	1	13	1.5	29.1
Southwest	—	—	—	—

Total	43	41	36.3	44.1

	At July 31,

	UNITS		$ (MILL)

BACKLOG	2006	2005	2006	2005

Northeast	507	88	396.3	44.5
Mid-Atlantic	52	—	21.3	—
Midwest	4	—	1.2	—
Southeast	77	72	115.8	98.0
Southwest	23	—	17.7	—
Less, revenue recognized	—	—	(138.7)	—

Total-Net	663	160	413.6	142.5

	Nine Months ended July 31,

	UNITS		$ (MILL)

HOME BUILDING REVENUES	2006	2005	2006	2005

Northeast			88.0	N/A
Southeast			48.4
Southwest			2.3

Total			138.7	N/A

CONTRACTS

Northeast	236	88	213.4	44.5
Mid-Atlantic	22		8.4
Midwest	4		1.2
Southeast	5	16	17.8	33.7
Southwest	16		12.2

Total	283	104	253.0	78.2

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